Maximum Dynamics Acquires Financial Services Assets of Equity
Research, Inc.

Unique Financial Services Assets Expected to Bring Significant Growth

For Immediate Release

Contact: Investor Relations (703) 734-5650

Colorado Springs, Co. (December 16, 2002) - Maximum Dynamics, Inc. (OTCBB:
MXDY), a developer of software solutions and administrative services to the institutional financial community, announced today that it has acquired The Mini-Cap Sector, a number of assets of Equity Research, Inc. that have been independently appraised at between $2.5 and $3.5 million. The company said the purchase agreement was signed on December 12, 2002.

Equity Research, Inc. (ERI), one of the entities that owns The Mini-Cap Sector, coined the phrase "mini-cap" stocks for companies with market capitalization under $50 million. Founded in August 1995 by Mr. James L. Budd and Mr. James P. Sprout, ERI has focused on the creation of profitable investment models founded by research of stock market inefficiencies. Since then, ERI has developed The Mini-Cap Sector to include proprietary trading models, proprietary research methodologies, published research on more than 100 companies, a mini-cap index, the world's first mini-cap database, a financial consulting and investment banking service, and fully integrated websites that contain subscriber bases and access to research reports.

While the terms of the agreement were not disclosed, Maximum Dynamics is offering to pay for the acquisition with a mixture of cash, debt and stock. In the agreement, Maximum Dynamics also obtains all pre-existing business opportunities with mini-cap companies that include investment banking, management consulting and other contract opportunities with numerous companies. These pre-existing business opportunities are forecasted to generate significant revenue and income for Maximum Dynamics in 2003.

In the agreement, James L. Budd, co-founder of The Mini-Cap Sector, will join Maximum Dynamics as the company's Director of Financial Services. "I work very closely with several hedge funds and came across Maximum Dynamics when I read an article about their fund administration service," said Mr. Budd. "I contacted the company to learn more and we soon discovered that we had a lot of synergy. Maximum's infrastructure and service offering fills in nicely around what we have built over here."

Eric R. Majors, CEO of Maximum Dynamics, said, "We committed to this acquisition because it creates value in three key areas for us. First, it enables us to strengthen our financial services division with immediate revenues from existing contracts. Second, the assets contain numerous leads with hedge funds and other investment professionals that are prospective customers for our fund administration business. Lastly, we can integrate these trading models into a proprietary trading technology we are developing in-house that we then intend to license."

The mini-cap market is the most under-followed section of the equity market. The size of the mini-cap market is expected to have well over 7,000 stocks. Most of these stocks have little investor interest and trade on secondary or tertiary exchanges. In addition, these stocks have significant volatility, large bid-ask spreads and low stock liquidity. Fundamental and technical data on these companies is difficult to obtain. In this section of the market, there is significant company-specific risk with low market risk. Stock selection of this vast market is the most important factor in obtaining solid investment returns.

For more information, visit the company's website at http://www.maximumdynamics.com.

This press release may contain forward-looking information within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. Maximum Dynamics assumes no obligation to update the information contained in this press release. Maximum Dynamics' future results may be affected by its ability to continue to implement its hedge fund administration services, its newly acquired Internet marketing capabilities, its dependence on procuring highly competitive hedge fund administration contracts, its dependence on hiring and retaining qualified professionals, potential fluctuations in its quarterly operating results, its dependence on certain key employees and its ability to timely and effectively integrate the businesses it may acquire.

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